EXHIBIT 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT
The Board of Directors
Ashworth, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-51730, 33-92580, 33-35516, 33-41455, 33-47502, 33-54206, and 33-66040) on Form S-8 of Ashworth, Inc. and subsidiaries of our report dated January 27, 2005, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Ashworth, Inc. and subsidiaries for the year ended October 31, 2004, and our report on the related consolidated financial statement schedule, which reports appear in the October 31, 2006 annual report on Form 10-K of Ashworth, Inc.
/s/KPMG LLP
San Diego, California
January 16, 2007